Exhibit 99.3

EXECUTION COPY

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated December 13, 2009, by and among XTO Energy Inc., a Delaware corporation (the “Company”), Exxon Mobil Corporation, a New Jersey corporation (“Parent”), and Vaughn O. Vennerberg, II (“Consultant”), shall be effective as of the Effective Date (as hereinafter defined).

RECITALS

WHEREAS, the Company, Parent and ExxonMobil Investment Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the 13th day of December, 2009 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and, as a result of which, the Company will become a wholly-owned subsidiary of Parent; and

WHEREAS, as a material incentive for Parent and Company to execute the Merger Agreement, and subject to the consummation of the Merger, Consultant shall retire from employment with, and shall cease to serve as a director and owner of, the Company and of all of its subsidiaries (the “Resignation”), effective as of the Effective Time (as defined in the Merger Agreement), and Consultant will thereafter be retained by the Company as a consultant, subject to the terms and provisions of this Agreement; and

WHEREAS, in order to protect the goodwill and purchase of the Company, Consultant agrees and acknowledges that the non-competition covenant and the restriction on disclosure of the Company’s Confidential Information (defined below), as set forth in Section 10 hereafter, are essential to the continued growth and stability of the Company’s business and necessary to protect the Company’s purchased goodwill.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the above recitals, and for and in consideration of the mutual promises set forth below and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Effective Date. The “Effective Date” shall mean the date on which occurs the Effective Time. In the event that the Effective Time does not occur, this Agreement shall not become effective, and Consultant shall continue as an employee and director of the Company, pursuant to the terms and conditions of the employment agreement by and between the Company and Consultant, dated as of November 18, 2008 and effective on December 1, 2008, as amended on December 13, 2009 (the “Original Agreement”).

2. Consulting Period. The Company hereby engages Consultant as a consultant, subject to the terms and provisions of this Agreement, for the period commencing at the Effective Time and ending on the later of (i) the first anniversary of the Effective Date or (ii) if Parent and Consultant, in consultation with the Company, mutually agree prior to such first anniversary to extend the term of this Agreement, the second anniversary of the Effective Date (the “Consulting Period”). Notwithstanding the foregoing, the Consulting Period shall be subject to earlier termination pursuant to Section 7 hereof.

3. Consulting Services. Consultant shall render such consulting and advisory services (the “Consulting Services”) during the Consulting Period as the Company may reasonably request from time to time upon reasonable prior notice. During the Consulting Period Consultant shall devote his efforts and attention to the business of the Company on a full time basis, consistent with Consultant’s pattern and level of activity prior to the Effective Date. Consultant’s Consulting Services shall be related to such matters as determined from time to time by the executive officer of Parent charged with principal oversight of the Company, including, without limitation, Consulting Services in connection with the management and integration of the various entities and businesses of the Company and its subsidiaries; provided, however, that such duties shall be reasonably related to the duties performed by Consultant as of the date hereof. Consultant shall devote his best efforts, skill and attention to the performance of such Consulting Services, which may include travel reasonably required in the performance of such Consulting Services with the use of Company aircraft (for business travel only). Consultant shall be an independent contractor in providing the Consulting Services.

4. Consulting Fee, Completion Bonus and Parent Share Grant.

4.1 As compensation for the Consulting Services, Consultant shall receive a fee of $450,000 (the “Consulting Fee”), which shall be paid in substantially equal semi-monthly installments during the Consulting Period, subject to Consultant’s continued services as a consultant hereunder as of each payment date and compliance with the covenants under Section 10, unless otherwise provided herein.

4.2 Parent agrees to grant Consultant (i) a cash bonus equal to $450,000 which shall be paid in a lump sum on the date that is twelve (12) months following the Effective Date and (ii) if the Consulting Period is extended pursuant to Section 2, a cash bonus equal to $450,000 which shall be paid in a lump sum on the date that is twenty-four (24) months following the Effective Date (each such bonus, a “Completion Bonus”), in each case subject to Consultant’s continued service through the applicable payment date and compliance with this Agreement, including the covenants under Section 10, through such payment date.

4.3 Parent agrees to grant Consultant restricted shares or restricted stock units of Parent common stock with a fair market value of $900,000 as of the Effective Date (“Parent Share Grant”), with the number of shares covered by such grant to be determined based on the closing price of Parent’s common stock on the Effective Date. Such restricted shares or units shall vest (i) 50% on the date that is twelve (12) months following the Effective Date, subject to Consultant’s continued services as a consultant hereunder and compliance with Section 10 through such vesting date and (ii) 50% on the date that is twenty-four (24) months following Effective Date subject to Consultant’s compliance with Section 10 or, if the Consulting Period is extended pursuant to Section 2, thirty-six (36) months following the Effective Date, subject to Consultant’s continued services as Consultant through the date that is twenty-four (24) months following the Effective Date and compliance with Section 10 through the date that is thirty-six (36) months following Effective Date.

5. Other Compensation and Benefits.

5.1 The Company shall pay to Consultant a cash amount equal to the lesser of $6,172,817 and the dollar amount which when added to the sum of (1) the value (determined based on the fair market value as of the Effective Date of the shares of Company common stock) of those performance shares granted to Consultant which will vest as of the Effective Time, (2) the intrinsic value of the unvested options to acquire the Company’s common stock granted to Consultant which will vest as of the Effective Time (i.e., the excess of the value, determined as provided above, of the shares of the Company’s common stock underlying such unvested options over the aggregate exercise price of such options), and (3) the fair market value as of the Effective Date of the shares of Company common stock received by Consultant pursuant to the Amended and Restated Agreement for Grant between Consultant and the Company, dated November 18, 2008 (as amended), equals 270% of Consultant’s “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), as mutually determined by the Company and Parent in good faith prior to the Effective Date consistent with information provided to Parent prior to the date hereof (the total amount payable under this sentence, the “Retention Payment”). The Retention Payment shall be paid to Consultant in two (2) substantially equal installments on the dates that are six (6) and twelve (12) months after the Effective Date, subject to Consultant’s continued services as a consultant hereunder through the applicable payment date unless otherwise provided herein.

5.2 The Company and Parent hereby acknowledge and agree that all of Consultant’s stock options, restricted shares, performance shares and other equity or equity-based awards (collectively, “Equity Awards”) to acquire shares of the Company’s common stock that were outstanding immediately prior to the Effective Time shall be converted into Equity Awards to acquire shares of Parent common stock as of the Effective Time, pursuant to the terms and conditions set forth in the Merger Agreement, and all Equity Awards to acquire shares of the Company’s common stock granted prior to November 2009 shall become fully vested (and, in the case of stock options, fully exercisable) as of the Effective Time. Any Equity Awards that are converted into Equity Awards to acquire shares of Parent common stock pursuant to the immediately preceding sentence, but that do not vest in accordance with the immediately preceding sentence (the “Unvested Awards”), shall vest on the first anniversary of the Effective Date, subject to Consultant’s continued service as a consultant hereunder to the vesting date, unless otherwise provided herein. The Company and Parent hereby acknowledge and agree that all of Consultant’s options to purchase the Company’s common stock that are converted into options to purchase Parent common stock pursuant to the first sentence of this Section 5.2 shall remain outstanding through their scheduled expiration date, notwithstanding Consultant’s retirement or the termination of the Consulting Period for any reason prior to such scheduled expiration date. To the extent that the terms of any plan or agreement relating to any Equity Award conflict with any of the provisions in this Section 5.2, the terms of this Section 5.2 shall supersede the terms of such plan or agreement and shall be deemed to amend such terms in the manner provided above.

5.3 The Company shall transfer to Consultant, within ten (10) days after the Effective Date, all right, title or other ownership interest the Company may have in (i) any club memberships in the name of Consultant provided by the Company immediately prior to the Effective Date for use by Consultant and (ii) any life insurance owned by the Company on Consultant’s life immediately prior to the Effective Date, if permitted under the terms of such memberships and policies or otherwise permitted by the relevant organizations and insurance companies.

5.4 During the Consulting Period, Consultant shall be entitled to (i) occupy the office in the Company’s headquarters building that he occupied immediately prior to the Effective Date, (ii) retain the parking space at the Company’s headquarters that he was assigned immediately prior to the Effective Date and (iii) receive administrative assistant services of the same type and to the same extent as such services were provided to him immediately prior the Effective Date and be permitted to select his administrative assistant.

5.5 As of the Effective Date, Consultant and his eligible dependents shall receive retiree medical coverage under Parent’s retiree health plan.

5.6 Except as otherwise set forth in this Section 5, Consultant shall not be eligible to participate in any employee benefit plans sponsored or maintained by the Company or Parent; provided, however, that nothing herein shall adversely affect Consultant’s right to receive his vested benefits under any such plan maintained by the Company in respect of his services as an employee of the Company.

6. Expenses. Upon presentation of documentation reasonably acceptable to the Company with a copy to the Parent officer charged with expense review for the Company, the Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in connection with the performance of the Consulting Services (“Expenses”) in accordance with the Company’s expense reimbursement policy in effect from time to time; provided, however, that any expense in excess of $5,000 shall require prior approval by the Parent officer charged with expense review for the Company.

7. Termination of Consulting Period.

7.1 Termination of Consulting Period. Notwithstanding any other provision hereof, the Consulting Period and Consultant’s services as a consultant hereunder shall terminate, and, except as otherwise specifically provided herein, this Agreement shall terminate:

(a) upon the death or disability of Consultant;

(b) for “Cause” (as defined in Section 7.2 below), upon a Notice of Termination given by the Company to Consultant after compliance with Section 7.4 below;

(c) for “Good Reason” (as defined in Section 7.3 below), upon a Notice of Termination given by Consultant to the Company after compliance with Section 7.4 below;

(d) without “Cause,” upon a Notice of Termination given by the Company to Consultant after compliance with Section 7.4 below;

(e) upon Consultant’s voluntary resignation for any reason other than Good Reason, upon a Notice of Termination given by Consultant to the Company after compliance with Section 7.4 below; or

(f) on the expiration date of the Consulting Period.

7.2 Cause. The Company shall have Cause to terminate the Consulting Period if Consultant (a) willfully and continually fails to substantially perform the Consulting Services (other than a failure resulting from Consultant’s illness or disability, as determined by the Parent Management Committee (the “Committee”) in good faith), which failure continues for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to Consultant specifying the manner in which Consultant has failed to substantially perform, (b) breaches the provisions of Section 10 or (c) willfully engages in illegal conduct, gross misconduct, or a clearly established violation of the Company’s written policies and procedures (which shall be provided upon request), which is demonstrably injurious to the Company, monetarily or otherwise; provided, however, that no termination of the Consulting Period shall be for Cause until (x) there shall have been delivered to Consultant a written notice authorized by two-thirds (2/3) of the members of the Committee, specifying in detail the particulars of Consultant’s conduct which violates either (a), (b) or (c) above, (y) Consultant shall have been provided an opportunity to be heard by the members of the Committee (with the assistance of Consultant’s counsel if Consultant so desires), and (z) a resolution is adopted in good faith by two-thirds (2/3) of such members of the Committee confirming such violation. No act, nor failure to act, on Consultant’s part, shall be considered “willful” unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Consultant after Notice of Termination is given by or to Consultant shall constitute Cause.

7.3 Good Reason. Consultant may terminate the Consulting Period for Good Reason upon the occurrence of a material breach by the Company of any provision of this Agreement, which shall include, without limitation, any failure of the Company or Parent, as applicable, to make timely payment of the amounts or benefits due, or to otherwise satisfy its obligations pursuant to, Section 5 hereof. Consultant must provide notice to the Company of the existence of the condition constituting “Good Reason” within a period not to exceed ninety (90) days after the initial existence of the condition, upon the notice of which the Company must be provided a period of at least thirty (30) days during which it may remedy the condition and, if such condition is so remedied within such period, Consultant shall not have the right to terminate the Consulting Period for Good Reason.

7.4 Notice of Termination. Any termination of the Consulting Period by the Company or by Consultant (other than termination as a result of Consultant’s death) shall be communicated by written Notice of Termination to the other parties hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice setting forth the specific termination provision in this Agreement relied upon and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consulting Period under the provision so indicated.

7.5 Date of Termination. “Date of Termination” shall mean the date on which the Consulting Period terminates, which shall be, if Consultant is terminated (i) by his death, the date of his death, (iii) for Cause, the date specified in the Notice of Termination, (iv) upon the expiration date of the Consulting Period, the last day of the Consulting Period, and (v) for any other reason, the date specified in the Notice of Termination, which date shall, in the case of a resignation by Consultant, be no later than thirty (30) days after the Notice of Termination is given.

8. Benefits Upon Certain Terminations.

8.1 Termination without Cause, for Good Reason or upon Consultant’s Death or Disability. Upon a termination of the Consulting Period (i) by the Company without Cause (including any termination by the Company due to Consultant’s disability), (ii) by Consultant for Good Reason or (iii) by reason of Consultant’s death, Consultant shall be entitled to the following payments and benefits: (A) the Company shall pay to Consultant a lump sum cash payment, within ten (10) days after the Date of Termination, in an amount equal to the sum of (x) if such termination occurs prior to the first anniversary of the Effective Date, the unpaid Consulting Fee that would have been paid for periods following termination of the Consulting Period through the first anniversary of the Effective Date and if such termination occurs after the first anniversary of the Effective Date and the Consulting Period has been extended as provided in Section 2, the unpaid Consulting Fee that would have been paid for periods following termination of the Consulting Period through the second anniversary of the Effective Date, (y) the Completion Bonus, if not previously paid and (z) the unpaid portion of the Retention Payment and (B) the Unvested Awards shall immediately vest in full. For the avoidance of doubt, the Parent Share Grant shall vest only as provided in Section 4.3.

8.2 Termination for Any Reason. Upon the termination of the Consulting Period for any reason, (i) the Company shall pay or provide to Consultant, within ten (10) days after the Date of Termination, (x) any accrued but unpaid portion of the Consulting Fee for periods prior to termination of the Consulting Period, (y) any incurred but unpaid or unreimbursed Expenses and (z) any amounts or benefits required to be paid or provided to Consultant pursuant to Sections 5.1 and 5.2 hereof, and (ii) the provisions of Sections 5.5 and 5.6 hereof shall continue to apply.

8.3 No Mitigation. Consultant shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking employment or otherwise, and the amount of any payment or other benefit provided for under this Agreement shall not be reduced by any compensation earned by Consultant as the result of employment after the termination of the Consulting Period, or otherwise.

8.4 Section 409A of the Code; Delay of Payments. The terms of this Agreement have been designed to comply with or be exempt from the requirements of Section 409A of the Code, where applicable, and shall be interpreted and administered in a manner consistent with such intent. Notwithstanding anything to the contrary in this Agreement, (i) if upon the Date of Termination, Consultant is a “specified employee” within the meaning of Section 409A of the Code, and the deferral of any amounts otherwise payable under this Agreement as a result of Consultant’s termination is necessary in order to prevent any accelerated or additional tax to Consultant under Section 409A of the Code, then the Company will defer the payment of any such amounts hereunder until the date that is six (6) months following the Date of Termination, at which time any such delayed amounts will be paid to Consultant in a lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the Date of Termination and (ii) if any other payments of money or other benefits due to Consultant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Consultant under this Agreement shall be paid to Consultant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Consultant) during any one year may not affect amounts reimbursable or provided in any subsequent year.

9. Parent’s Guarantee of Payment and Benefits. In the event that Consultant is entitled to receive any payment or benefit under this Agreement from the Company and the Company fails to make or provide such payment or benefit, Parent shall promptly satisfy the obligation of the Company to make or provide such payment or benefit.

10. Confidentiality, Non-Competition and Intellectual Property. For purposes of this Section 10, the Company shall be construed to include the Company, Parent and their respective subsidiaries and affiliates. In consideration of the premises and mutual promises contained herein, and for other good and valuable consideration, including substantial amounts obtained as a result of the Merger, the receipt and adequacy of which are hereby acknowledged, and in recognition of the confidential information, trade secrets, contracts, relationships, and goodwill concerning the Business (defined below) conducted by the Company and affiliates that has been acquired by Consultant by reason of his employment in, operation and ownership of, leadership in, and training from Company regarding the Business, the use or disclosure of which would cause Company substantial loss, including diminishment of the purchased goodwill that is the subject of the Merger Agreement, and would place the Company at a competitive disadvantage, the parties hereby agree as follows:

10.1 During the Consulting Period, the Company agrees to provide, and Consultant will acquire, certain Confidential Information of the Company. In return for the consideration, compensation and benefits referenced in this Agreement, during the Consulting Period with the Company and at all times thereafter, Consultant shall maintain in strict confidence and not disclose to third parties or use in any task, work or business (except on behalf of the Company), during the Consulting Period and thereafter, any proprietary or Confidential Information regarding the Company and/or his work with the Company, including without limitation, trade secrets, information regarding the Company’s processes, clients, client information, loan portfolio information, computer programs and/or records, software programs, reports, intellectual property, price points, cost structures, acquisition, expansion, marketing, financial and other business strategies, information and plans, compilations of data, confidential information developed by consultants and contractors, employee information, manuals, memoranda, projections, reserve line information, exploration techniques, acquisition targets, reserve information and targets, marketing information, transportation techniques, processing strategies, and minutes (“Confidential Information”), without the express written permission of the Committee. Consultant’s confidentiality obligation shall include, but not be limited to, any Confidential Information to which Consultant has access, had access, will have access, or received in connection with his prior employment by Company, and any information designated as confidential by the Company. Company and Consultant acknowledge and agree that the Confidential Information is continually evolving and changing and that some new Confidential Information will be needed by Consultant and provided by the Company for the first time in the course of the Consulting Period. Upon the termination of Consultant’s assignment with the Company (for whatever reason), he shall immediately return to the Company all Confidential Information and all copies thereof obtained by Consultant, or his employees or agents. The parties acknowledge that the Company would not retain Consultant’s consulting services or provide him with access to its Confidential Information without the covenants and promises contained in this Section 10. Consultant expressly acknowledges the trade secret status of the Confidential Information and agrees that his access to such Confidential Information constitutes a protectable business interest of the Company. Notwithstanding the foregoing restrictions,

Consultant may disclose any Confidential Information (i) to the extent required by an order of any court or other governmental authority, but in each case only after the Committee has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure or (ii) that becomes publicly known or made generally available to the public without breach of this Agreement by Consultant.

10.2 During the period commencing on the Effective Date and ending on the later of (i) the second anniversary of the Effective Date or (ii) if the Consulting Period has been extended as provided in Section 2, the third anniversary of the Effective Date (the “Restricted Period”) and in order, inter alia, to protect the Company’s interest in the Confidential Information and the significant goodwill purchased through the Merger, to ensure the continued viability of the Company, and specifically in order to protect the unique strategic business model and good will purchased by Company from Consultant, Consultant shall not engage in Competition (as defined below) with the Company. For purposes of this Agreement, “Competition” by Consultant shall mean Consultant directly or indirectly being engaged in, or otherwise directly or indirectly being employed by; rendering advice, services or assistance to; acting as a consultant or lender to; being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of; or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company in or around the North Sea, within any state in the United States or any other country in which the Company is engaged, or in which such engagement has been actively planned on or prior to the last day of the Consulting Period, in the “Business” as the same shall be constituted at any time during or following his engagement but which shall expressly include the acquisition, development, exploitation, and exploration of both proven oil and gas properties and unproven properties and in the production, processing, marketing, and transportation of oil and natural gas (collectively, the “Business”); provided, that, it shall not be a violation of this Section 10.2 for Consultant to become the registered or beneficial owner of up to one percent (1%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Consultant does not actively participate in the business of such corporation until such time as this covenant expires. Consultant expressly acknowledges, agrees, and understands that, given the nature of the Business, Consultant’s prior leadership and ownership role with the Company, and the Company’s emphasis on field expansion and the exploitation and expansion of oil and gas properties, the foregoing geographic and temporal limitations are reasonable and narrowly tailored to protect the Company’s purchased goodwill.

10.3 Without limiting the generality of the foregoing restrictions in this Section 10, during the Restricted Period, Consultant agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(a) solicit from or seek to do Business with any customer or potential customer doing or projected to do Business with the Company of the same or of a similar nature to the Business conducted between the Company and such customer during Consultant’s prior employment with Company or his consultancy with Company;

(b) solicit or seek to hire any employee or consultant of the Company or in any other manner attempt directly or indirectly to influence, induce, or encourage any employee or consultant of the Company to leave the employment or consultancy of the Company, nor shall he use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, or personal telephone numbers of any employees or consultants of the Company;

(c) hire, retain, do business with, consult with, solicit, or in any other manner attempt directly or indirectly to influence, induce, or encourage any customer, vendor, or business partner of the Company to abandon, reduce, or materially change its business relationship with the Company; or

(d) otherwise interfere with the Business or accounts of the Company, including the making of any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or its officers, directors, personnel, products or services.

10.4 Consultant acknowledges that: (i) this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Merger Agreement, (ii) that Consultant’s agreement to the terms set forth herein are a critical inducement to the Company’s entering into the Merger Agreement, (iii) that the services that have been and will be rendered by him to the Company are of a special and unique character, which gives this Agreement a particular value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and (iv) that a material breach or threatened breach by him of any of the provisions contained in this Section 10 will cause the Company irreparable injury. Consultant therefore agrees that, in addition to any other remedies that the Company may have under this Agreement or otherwise, the Company shall be entitled to enforce this Section 10 by applying for injunctive relief from any court of competent jurisdiction without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security and without giving notice to the maximum extent permitted by law.

10.5 Consultant further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, as well as his unique role as director and owner of the Company prior to the Merger, the covenants set forth herein are reasonable and necessary for the protection of the Confidential Information and the purchased goodwill of the Company, and it is the intent of the parties hereto that, if in the opinion of any court of competent jurisdiction, any provision set forth in this Section 10 is not reasonable in any respect, such court shall have the right, power and authority to modify any and all such provisions as to the court’s determination to the extent necessary to be reasonable and enforceable, and such modification shall be incorporated herein by reference and treated as the provision had been agreed to between the parties. Subject to the foregoing, if any term, phrase, clause, paragraph, restriction, covenant, or agreement contained in this Section 10 is held to be invalid or unenforceable, the same shall be deemed (and it is hereby agreed that the same is meant to be) severable and shall not defeat or impair the remaining provisions hereof.

10.6 Consultant agrees that all intellectual property, including, without limitation, copyrights, patents, applications for patents, trade secrets, know-how, designs, methods, technical information, formulae, research and development data and information, customer lists, business plans, marketing plans, trademarks, trade names, service marks and other competitive data and information that was or will be conceived, created, developed, written, prepared, authored, or revised by me alone or with others during the course of performing work for the Company, whether before or after the date hereof (collectively, the “Work Product”), shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by me for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made for hire by Consultant, Consultant agrees to assign, and automatically assign to the Company, without any requirement of further consideration, all rights, title, and interest he may have in such Work Product. Upon request of the Company, Consultant shall take such further actions and shall cooperate in good faith with the Company to obtain protection for such Work Product, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to my assignment to the Company, and the execution of such documents as may be necessary to obtain protection for such Work Product, including without limitation, execution of documents to assist the Company in obtaining copyright registration or patent on all such works of creation that are copyrightable or patentable.

10.7 Consultant agrees that, notwithstanding anything to the contrary contained here in or in any other agreement between Consultant and the Company extant as of the Effective Date, in the event of any breach or threatened breach of the provisions of this Section 10 by Consultant, Consultant shall forfeit his entitlement to all amounts and grants provided under Section 4 and Section 8.1, and the Company shall be entitled to terminate any payments or grants then owing to Executive under such Sections.

10.8 Notwithstanding anything to the contrary contained in this Section 10, oil or gas interests in which Consultant participates as of the date hereof that (i) have been properly recorded prior to the date hereof and (ii) are disclosed to Parent prior to the Effective Date, shall not be deemed to constitute a breach of Consultant’s covenants under this Section 10.

11. Indemnification.

11.1 The Company and Parent shall indemnify and hold Consultant harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees and costs incurred by Consultant, in connection with the defense of, or as a result of any action or proceeding or any appeal from any action or proceeding, in which Consultant is made or is threatened to be made a party by reason that Consultant is or was a consultant to, the Company or any of its subsidiaries or affiliates (for purposes of this Section 11.1, “Claims”), to the same extent that directors and officers of the Company are indemnified by the Company under the Company’s by-laws as in effect from time to time.

11.2 This indemnification shall be in addition to and not in lieu of the indemnifications contained in the Merger Agreement and that certain Indemnification Agreement between the Company and Consultant dated November 15, 2005, as amended, which indemnifications apply with respect to Consultant’s roles with the Company prior to the Effective Date and shall continue in effect to the extent provided in the Merger Agreement and such Indemnification Agreement.

12. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given and acknowledged by written receipt, or on the seventh (7th) day after mailing if mailed (return receipt requested), postage prepaid and properly addressed as follows:

The Company:	XTO Energy Inc. 810 Houston Street Fort Worth, Texas 76102 Attention: Board of Directors

Parent:	Exxon Mobil Corporation 5959 Las Colinas Boulevard Irving, Texas 75039 Attention: Board of Directors

Consultant:	At the address contained in the Company’s personnel files.

Any party may change its address for purposes of this Section 12 by providing the other parties with written notice of the new address in the manner set forth above.

13. Successors of the Company or Parent. The Company and Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or Parent, as applicable, by agreement in form and substance satisfactory to Consultant, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company or Parent would be required to perform it if no such succession had taken place. Failure of the Company or Parent, as applicable, to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Consultant to compensation in the same amount and on the same terms as Consultant would be entitled hereunder if Consultant terminated the Consulting Period for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Except as provided under Section 10, as used in this Agreement, (i) the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets and (ii) “Parent” shall mean Parent as hereinbefore defined and any successor to its business and/or assets. In addition, a successor shall also include any other person or entity which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

14. Assignment; Binding Effect. Consultant may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Company and Parent. This Agreement shall inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant dies while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

15. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Consultant or his legal representative and such officer(s) as may be specifically designated by the Company and Parent. No waiver by a party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Governing Law Enforcement and Disputes. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without reference to conflicts of law rules, and without regard to its location of execution or performance. Jurisdiction and venue for any claim or cause of action arising under this Agreement shall be exclusively in the state or federal courts located in Dallas, Texas. Each party waives its right to a jury trial in any court action arising between the parties, whether under this Agreement or otherwise related to this Agreement, and whether made by claim, counterclaim, third-party claim or otherwise. The Agreement of each party to waive its right to a jury trial shall be binding on its successors or assigns.

19. Captions. The use of captions and section headings herein is for purposes of convenience only and shall not affect the interpretation or substance of any provisions contained herein.

20. Tax Matters.

20.1 All amounts payable to Consultant hereunder shall be subject to applicable reporting and withholding.

20.2 Consultant agrees, upon the request of the Company and/or the Parent, to provide any reasonable assistance to the Parent and/or the Company required to demonstrate that Consultant’s services under this Agreement qualified as services by an independent contractor and all appropriate taxes with respect to any amounts paid hereunder (including but not limited to self-employment and income tax payments) have been paid.

21. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous promises, agreements and representations not set forth in this Agreement including, without limitation, the Original Agreement, as of the Effective Date. Consultant agrees that if the Merger is consummated, (i) Consultant’s employment will terminate at the Effective Date, (ii) any changes coincident to his change from executive to consultant including, without limitation, his termination of employment, will not constitute Good Reason or termination without Cause (as those terms are defined in the Original Agreement) for purposes of the Original Agreement, (iii) the Original Agreement shall be null and void as of the Effective Date and (iv) Consultant shall not be entitled to any benefits and protections under the Company’s Third Amended and Restated Management Group Employee Severance Protection Plan (as amended) or any similar plans or arrangements in effect prior to the Effective Date, whether or not Consultant was or is designated as a participant in such plans or arrangements and Consultant hereby waives all benefits and protections provided under such plans and arrangements.

22. Survival of Certain Provisions. Notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 8 through 22 hereof shall survive the termination or expiration of the Consulting Period or this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Parent and Consultant have executed and delivered this Agreement as of the date written above.

XTO ENERGY INC.

By:	/s/ Bob R. Simpson
Name: Bob R. Simpson
Title: Chairman of the Board and Founder

EXXON MOBIL CORPORATION

By:	/s/ William M. Colton
Name: William M. Colton
Title: Vice President

CONSULTANT:

By:	/s/ Vaughn O. Vennerberg, II
Vaughn O. Vennerberg, II

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